Exhibit 99.2

H POWER CORP.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of H Power Corp.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive net loss and cash flows present fairly, in all material respects, the financial position of H Power Corp. and its subsidiary at May 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing on page F-22 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

July 31, 2002

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

	May 31,
	2002	2001
ASSETS
Current assets
Cash and cash equivalents	$41,678,324	$49,440,059
Short-term investments	18,079,617	43,931,759
Restricted cash	—	500,000
Account receivable net of allowance for doubtful accounts of $60,000 at May 31, 2002 and 2001, respectively	1,316,828	755,257
Unbilled receivables	58,333	214,825
Inventories, net	2,098,421	4,300,912
Tax credit receivable	174,418	325,013
Prepaid expenses and other current assets	762,828	1,367,275

Total current assets	64,168,769	100,835,100
Plant and equipment, net	8,800,313	3,627,135
Patents, net of accumulated amortization of $69,291 and $49,627 at May 31, 2002 and 2001, respectively	368,370	347,532
Restricted cash	50,000	50,000
Other assets	364,167	490,404

Total assets	$73,751,619	$105,350,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$136,765	$121,875
Accounts payable	1,492,720	2,871,904
Accrued expenses	1,659,251	2,240,876
Deferred revenue	601,163	626,743

Total current liabilities	3,889,899	5,861,398
Deferred revenue	—	2,000,005
Long-term debt	124,525	65,003

Total liabilities	4,014,424	7,926,406

Stockholders’ equity
Common stock—$.001 par value; 30,000,000 shares authorized at May 31, 2002 and May 31, 2001; 10,776,566 shares issued and outstanding at May 31, 2002; 10,764,149 shares issued and outstanding at May 31, 2001	10,777	53,820
Additional paid-in capital	164,813,111	164,746,068
Accumulated deficit	(94,813,464)	(66,898,269)
Accumulated other comprehensive loss	(273,229)	(477,854)

Total stockholders’ equity	69,737,195	97,423,765

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$73,751,619	$105,350,171

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended May 31,
	2002	2001	2000
REVENUES
Products	$1,819,605	$1,473,722	$677,440
Contracts	756,107	2,169,568	3,002,847

Total revenues	2,575,712	3,643,290	3,680,287

OPERATING EXPENSES
Cost of revenues—products	3,612,683	2,498,730	848,767
Cost of revenues—contracts	568,083	2,994,418	2,608,828
Research and development	18,905,323	13,466,017	5,338,727
Selling, general and administrative (including non-cash stock compensation expense of $4,400,000 and $5,175,079 in the years ended May 31, 2001 and 2000, respectively)	9,158,161	11,846,220	12,565,380
Other costs	677,230	—	—

Total operating expenses	32,921,480	30,805,385	21,361,702

Loss from operations	(30,345,768)	(27,162,095)	(17,681,415)
Interest and other income, net	2,436,038	5,010,727	746,034
Interest expense	(5,465)	—	(77,025)

Net loss	$(27,915,195)	$(22,151,368)	$(17,012,406)

Loss per share attributable to common stockholders, basic and diluted	$(2.59)	$(2.20)	$(2.47)

Weighted average shares outstanding, basic and diluted	10,770,696	10,083,068	6,975,812

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE NET LOSS

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance (deficiency)—May 31, 1999	5,803,039	$29,016	$7,663,950	$(27,734,495)	$(422,855)	$(20,464,384)
Sale of common stock	1,632,000	8,160	22,979,124			22,987,284
Issuance of common stock upon conversion of debt	168,000	840	2,099,160			2,100,000
Issuance of common stock upon exercise of stock options	15,000	75	59,925			60,000
Issuance of warrants			150,000			150,000
Stock option compensation expense			5,175,079			5,175,079
Other comprehensive loss:
Net loss				(17,012,406)		(17,012,406)
Foreign currency translation adjustments					66,320	66,320

Other comprehensive loss						(16,946,086)

Balance (deficiency)—May 31, 2000	7,618,039	38,091	38,127,238	(44,746,901)	(356,535)	(6,938,107)
Sale of common stock	1,400,000	7,000	101,595,793			101,602,793
Issuance of common stock upon conversion of preferred stock	1,200,000	6,000	15,320,766			15,326,766
Issuance of common stock upon exercise of stock options	156,234	781	304,219			305,000
Issuance of common stock upon conversion of minority interest	333,333	1,666	4,998,334			5,000,000
Issuance of common stock in payment of dividends to DQE Enterprises, Inc.	56,543	282	(282)			—
Stock option compensation expense			4,400,000			4,400,000
Other comprehensive loss:
Net loss				(22,151,368)		(22,151,368)
Foreign currency translation adjustments					53,521	53,521
Unrealized loss on short-term investments					(174,840)	(174,840)

Other comprehensive loss						(22,272,687)

Balance (deficiency)—May 31, 2001	10,764,149	53,820	164,746,068	(66,898,269)	(477,854)	97,423,765
Issuance of common stock upon exercise of stock options	12,417	63	23,937			24,000
Stock split effective October 16, 2002		(43,106)	43,106
Other comprehensive loss:
Net loss				(27,915,195)		(27,915,195)
Foreign currency translation adjustments					(38,733)	(38,733)
Unrealized gain on short-term investments					243,358	243,358

Other comprehensive loss						(27,710,570)

Balance (deficiency)—May 31, 2002	10,776,566	$10,777	$164,813,111	$(94,813,464)	$(273,229)	$69,737,195

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended May 31,
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(27,915,195)	$(22,151,368)	$(17,012,406)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	1,418,314	783,705	654,917
Obsolescence and lower of cost or market allowances	1,460,158	940,857	—
Loss on disposal of equipment	9,549	79,760	3,263
Provision for impaired assets	—	415,146	—
Stock option compensation expense	—	4,400,000	5,175,079
Warrants issued in payment of services	—	—	150,000
Changes in assets and liabilities:
Accounts receivables	(561,571)	123,053	(743,081)
Unbilled receivables	156,492	(275)	(28,267)
Inventories	742,333	(3,940,770)	(959,880)
Tax credit receivable	150,595	605,104	(285,326)
Prepaid expenses and other assets	596,848	(165,470)	(1,683,599)
Accounts payable	(1,379,185)	1,674,101	(203,112)
Accrued expenses	307,066	11,853	700,129
Deferred revenue	(2,025,585)	(73,825)	2,450,573
Estimated losses on uncompleted contracts	(888,690)	1,056,453	—

Total adjustments	(13,676)	5,909,692	5,230,696

Net cash used by operating activities	(27,928,871)	(16,241,676)	(11,781,710)

CASH FLOWS FROM INVESTING ACTIVITIES
Net sales (purchases) of short-term investments	26,095,501	(44,106,599)	—
Capital expenditures for plant and equipment	(6,403,694)	(2,877,225)	(1,124,691)
Proceeds from sale of equipment	—	—	4,209

Net cash provided (used) by investing activities	19,691,807	(46,983,824)	(1,120,482)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	24,000	101,907,793	23,047,284
Proceeds from related party borrowings	—	—	1,461,987
Repayment of related party borrowings	—	—	(654,641)
Repayments of long-term debt	(9,938)	(3,110)	—
Cash pledged as collateral	—	(550,000)	—
Return of cash pledged as collateral	500,000	—	—
Other	—	—	(2,364)

Net cash provided by financing activities	514,062	101,354,683	23,852,266

Effect of exchange rate changes on cash and cash equivalents	(38,733)	53,521	65,174

Net (decrease) increase in cash and cash equivalents	(7,761,735)	38,182,704	11,015,248
Cash and cash equivalents at beginning of period	49,440,059	11,257,355	242,107

Cash and cash equivalents at end of period	$41,678,324	$49,440,059	$11,257,355

SUPPLEMENTAL CASH FLOW INFORMATION
Equipment purchased under capital leases	$84,350	—	—
Cash paid for interest	$5,465	—	$99,829
Conversion of related party borrowings to equity	—	—	$2,100,000
Conversion of preferred stock to equity	—	$15,326,766	—
Conversion of minority interest to equity	—	$5,000,000	—

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business.    H Power Corp. (referred to as the “Company” for purposes of pages F-7 through F-31) was organized on June 6, 1989 under the laws of the State of Delaware. The Company designs, develops, markets and manufactures proton-exchange membrane fuel cells and fuel cell systems designed to provide electricity for a wide range of stationary and portable applications.

Initial Public Offering.    In August 2000, the Company completed an initial public offering, (the “IPO”) of 1,400,000 shares of common stock for a gross aggregate offering price of $112 million. The Company incurred underwriting commissions of approximately $7.8 million and additional expenses aggregating approximately $2.6 million in connection with the IPO.

Liquidity.    The Company’s current business plan includes the completion of its product development activities and the expansion of sales and marketing efforts to support the commercialization of its fuel cell systems. The successful commercialization and introduction of the Company’s products may be affected by the cost competitiveness of its products, the future costs of fuels used by the products, consumer reluctance to try a new product, the pace of utility deregulation nationwide and the emergence of newer, more competitive technologies and products. The Company is dependent on a limited number of third parties for the manufacture, assembly and supply of certain key materials and components used to make its products. A disruption in the supply of these materials or the inability to obtain them on commercially reasonable terms would adversely affect the Company’s ability to develop, manufacture and market its products. These factors may affect the Company’s ability to secure additional funding which the Company will pursue during fiscal year 2003.

Principles of Consolidation.    The accompanying consolidated financial statements include the accounts of the Company and its Canadian subsidiary, H Power Enterprises of Canada, Inc. (“HPEC”). All significant intercompany accounts and transactions are eliminated.

Stock Split.    The Company declared a 1:5 stock split effective October 16, 2002. All references in the consolidated financial statements referring to share prices, conversion rates, per share amounts, stock option plans and common shares issued and/or outstanding have been adjusted retroactively for the 1-for-5 stock split.

Use of Estimates.    Preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. The most significant estimates made in preparing these consolidated financial statements relate to contract revenues and costs, allowance for bad debts and valuation of inventories and deferred income tax benefits. Actual results could differ from those estimates.

Cash and Cash Equivalents.    Cash and cash equivalents represent cash and highly liquid investments with maturities of three months or less.

At May 31, 2002 and 2001, restricted cash in the amount of $50,000 and $550,000, respectively, is pledged as collateral for a letter of credit related to the lease and build out of the Company’s North Carolina facility. The amounts are recorded under the balance sheet caption “Restricted cash.”

Short-Term Investments.    Short-term investments are considered to be available for sale and consist primarily of investments in corporate and government agency debt securities with maturities generally from three to twelve months. Debt securities are typically held until maturity and realized gains and losses on sales of short-term investments for the periods presented are not material. The cost of any investments sold is determined by the specific identification method. The investments are carried at fair market value with the difference between amortized cost and fair market value of these investments reflected in accumulated other comprehensive loss as a separate component of stockholders’ equity.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amortized cost and estimated market values of short-term investments at May 31, 2002 and May 31, 2001 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
May 31, 2002
Debt securities	17,939,949	68,091	2,480	18,008,040
Equity securities	68,669	2,908	—	71,577

Total	18,008,618	70,999	2,480	18,079,617

May 31, 2001
Debt securities	43,795,310	136,449	311,289	43,620,470

Concentrations of Credit Risk.    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, short-term investments and accounts receivable. The Company maintains its cash, cash equivalents and short-term investments at high quality financial institutions and limits the amount of credit exposure to any one institution. The Company had cash balances on deposit at financial institutions at May 31, 2002 and 2001 that exceeded the $100,000 amount insured by the F.D.I.C.

The Company’s receivables are derived from sales to commercial customers and U.S. government agencies. For the fiscal year ended May 31, 2002, 2001 and 2000, the number of commercial customers and percentage of consolidated revenues is as follows: 2002-three commercial customers represented 64% of consolidated revenues, 2001-two commercial customers represented 48% of consolidated revenues and 2000-one commercial customer represented 10% of consolidated revenues. Amounts due to the Company in accounts receivable from these customers were $1,128,369 and $332,410 at May 31, 2002 and 2001, respectively. For the fiscal year ended May 31, 2001, two government contracts represented 33% of consolidated revenues and for the fiscal year ended May 31, 2000, three government contracts represented 73% of consolidated revenues. Amounts due to the Company in accounts receivable and unbilled receivables under these government contracts were $284,719 and $546,840 at May 31, 2001 and 2000, respectively.

The Company anticipates that a substantial portion of revenues and accounts receivable over the next several years will be derived from sales of its products to ECO Fuel Cells, LLC, a subsidiary of Energy Co-Opportunity, Inc. (“ECO”) as discussed in Note 8 and Mitsui & Co., Ltd.

Inventories, Net.    Inventories, which include materials, labor, and overhead, are valued at the lower of cost or market using the first-in, first-out method.

Plant and Equipment, Net.    Plant and equipment are stated at cost, net of accumulated depreciation. Repairs and maintenance costs are expensed as incurred; major renewals and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss on the disposition is reflected in current operations. Depreciation is determined on a straight-line basis for financial reporting purposes and on an accelerated method for tax purposes. Estimated useful lives are generally 3 to 7 years for furniture and office equipment, 5 to 10 years for machinery and equipment and the lesser of the lease terms of 5 to 10 years or the estimated useful lives of the related assets for leasehold improvements.

Patents.    Certain costs associated with obtaining and licensing patents are amortized on a straight-line basis over their estimated useful lives of up to 17 years. Costs associated with patents are capitalized as incurred. Amortization of such costs begins once the patent has been issued.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization expense for the fiscal years ended May 31, 2002, 2001 and 2000 was $19,664, $15,339 and $15,402, respectively. During the fiscal year ended May 31, 2001, the Company discontinued the application process for patents in certain foreign countries and charged $104,353 to research and development expense for expenditures capitalized in previous fiscal years.

Long-Lived Assets.    The Company reviews long-lived assets including intangible assets for impairment. Whenever facts or circumstances indicate that the carrying amount of an asset may not be recoverable, the carrying amount of the asset is adjusted to fair value. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future undiscounted net cash flows, expected to be generated by the asset. If an impairment is identified, the asset is written down to fair value. Fair value is based on estimated proceeds upon disposal or discounted cash flows.

Foreign Currency Translation.    The financial statements of HPEC were prepared in Canadian dollars and translated into U.S. dollars based on the current exchange rate in effect at the end of the period for the balance sheet and a weighted-average rate for the period on the statement of operations. Translation adjustments are reflected as foreign currency translation adjustments in stockholders’ equity and accordingly have no effect on net income. Transaction gains and losses, which are not material, are included in the statement of operations.

Revenue Recognition.    Revenues from sales of products are recognized when the product has been shipped and the Company has met its obligations under the sales contract. These obligations vary based on the specific product type and customer. Revenues from sales of products requiring the Company to perform installation are recognized when installation has been completed. Revenues from sales of products allowing a 30 day customer acceptance period are recognized at the conclusion of the acceptance period. Revenues from sales of test and evaluation products used by customers primarily for research and development purposes are sold without a right of return and without a customer acceptance period. Revenues from sales of test and evaluation products are recognized when the product has been shipped. Revenues from product distribution rights fees are deferred upon receipt and recognized into revenue on a straight-line basis over the term of the distribution agreement.

Revenues on certain contracts include reimbursed direct costs and allowable allocated indirect costs incurred, plus recognized profits. Profit is recognized on cost-reimbursable contracts as costs are incurred, and under fixed-price contracts on the cost-to-cost method of the percentage-of-completion method. Revenues earned under the prototype phase of the ECO agreement, as discussed in Note 8, are recognized as contract revenue using the units of delivery method of the percentage-of-completion method and profits applicable to such revenues are recognized pro-rata as units are delivered based on the estimated total profits at the completion of the prototype phase of the agreement. Revenues recognized on contracts in excess of related billings are reflected as unbilled receivables. When it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. The impact of revisions in contract estimates are recognized on a cumulative catch up basis in the period in which revisions are made. The revenues related to contracts which qualify as best-efforts research and development arrangements are treated as an offset to the Company’s research and development expenses.

Government contract costs, including indirect expenses, are subject to audit and adjustment by the Defense Contract Audit Agency. Contract costs through 1999 have been finalized, and contract revenues for the current and prior years have been recorded in amounts which are expected to be realized upon final settlement. In management’s opinion, the results of such audits will not have a material effect on the Company’s financial position, results of operations or cash flows.

Research and Development.    Research and development expenses consist principally of expenditures for research conducted by the Company. Costs for contracts that qualify as best-efforts arrangements are recognized as research and development expenses. All research and development costs are expensed as incurred.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under certain arrangements in which a third party funds a portion of research and development costs on a specific project, the direct materials and labor costs of that project are recorded as costs of revenues-contracts while overhead and general and administrative expenses allowable for inclusion in the cost reimbursement calculation are recorded as selling, general and administrative expenses.

Cost of revenues-contracts does not include research and development costs related to the technology and design of systems associated with the ECO contract inasmuch as the Company retains exclusive ownership of the related intellectual property and can benefit from its use elsewhere in its operations.

Other Costs.    During fiscal year 2002, other costs include $677,230, for pre-production expenses which include personnel costs, recruiting costs, training costs and facility costs as the Company prepared for production in its North Carolina manufacturing facility.

401 (k) Retirement Plan.    The Company has a contributory 401(k) Retirement Plan for eligible employees. Under the Plan, employees may generally contribute from 1% to 15% of their salary, however, not in excess of IRS limitations. Employees are 100% vested in their own contributions plus earnings at all times. The Company may provide matching contributions based on the employees’ contributions. The Company incurred $131,027 and $15,382 in expense during the year ended May 31, 2002 and 2001, respectively, for matching contributions to this plan.

Income Taxes and Tax Credits.    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. A subjective assessment, which includes anticipating future income, is used in assessing the likelihood of realizing deferred tax assets. Recoverable tax credits arising from the acquisition of capital assets are recorded as a deduction from the cost of the assets acquired while those arising from current expenses are deducted from those expenses in the year of expenditure. All amounts receivable at the end of fiscal 2001 have been collected. In addition, amounts receivable at May 31, 2002 are expected to be received during fiscal 2003.

H Power Japan.    During August 2001, the Company and Mitsui & Co., Ltd. formed H Power Japan which is a Japanese corporation headquartered in Tokyo. The Company contributed $84,282 for a 50% ownership interest in the newly created corporation. The Company’s investment in H Power Japan is accounted for using the equity method of accounting. The investment is included in prepaid expenses and other current assets on the consolidated balance sheet as its initial activities primarily involve marketing expenditures in the upcoming year. The balance of the investment of $71,000 at May 31, 2002 is included in prepaid expenses and other current assets on the consolidated balance sheet and the equity in the loss on the investment is included in selling, general and administrative expenses as the amounts are de minimus in nature and as the initial activities primarily involve marketing expenditures in the upcoming year.

Recent Accounting Pronouncements.    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 2000. The adoption of this statement by the Company on June 1, 2001 has not impacted the Company’s financial position or results of operations because the Company has not purchased any derivative instruments or entered into any hedging activities, and no derivatives embedded in contracts have been identified.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2001, the FASB issued SFAS 141, “Business Combinations” (SFAS 141) and SFAS 142, “Goodwill and other Intangible Assets” (SFAS 142). SFAS 141 applies to all business combinations initiated after June 30, 2001, and requires these business combinations be accounted for using the purchase method of accounting. SFAS 142 applies to all goodwill and intangibles acquired in a business combination. Under the SFAS 142, all goodwill, including goodwill acquired before initial application of the standard, will not be amortized but will be tested for impairment within six months of adoption of the statement, and at least annually thereafter. Intangible assets other than goodwill will be amortized over their useful lives and reviewed for impairment in accordance with SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS 142 is effective for fiscal years beginning after December 15, 2001, and must be adopted as of the beginning of a fiscal year. The adoption of these standards in fiscal 2002 has not had a material impact on the Company’s financial condition or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS No. 144 is effective for all quarters of fiscal years beginning after December 15, 2001. The Company anticipates that the adoption of this Statement will not have a material effect on its financial condition or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

2.    INVENTORIES, NET

Inventories, net consist of the following:

	May 31,
	2002	2001
Raw materials	$1,370,895	$3,121,568
Work in process	305,565	1,089,526
Finished goods	1,516,898	1,030,675
Obsolescence and lower of cost or market allowances	(1,094,937)	(940,857)

Total inventories, net	$2,098,421	$4,300,912

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    PLANT AND EQUIPMENT, NET

Plant and equipment, net consists of the following:

	May 31,
	2002	2001
Furniture and office equipment	$2,646,695	$1,600,025
Machinery and equipment	3,488,970	2,236,118
Leasehold improvements	6,230,738	2,051,765

Total plant and equipment	12,366,403	5,887,908
Less: Accumulated depreciation	3,566,090	2,260,773

Total plant and equipment, net	$8,800,313	$3,627,135

Depreciation expense for the fiscal years ended May 31, 2002, 2001 and 2000 was $1,305,317, $737,255 and $639,515, respectively. During the year ended May 31, 2001, the Company evaluated for impairment, certain research and development assets that it planned to dispose of and recorded an impairment write down of $310,793 which is included in research and development expenses.

4.    ACCRUED EXPENSES

Accrued expenses consist of the following:

	May 31,
	2002	2001
Salaries and related expenses	$825,801	$1,015,265
Estimated loss on ECO contract	167,763	1,056,453
Product warranty	273,040	21,000
Other	392,647	148,158

Total accrued expenses	$1,659,251	$2,240,876

5.    LONG-TERM DEBT

Long-term debt consists of the following:

	May 31,
	2002	2001
Note payable, interest at 10%; unsecured, past due	$121,875	$121,875
Government loan, non-interest bearing	65,003	65,003
Equipment notes payable, due monthly, collateralized by related equipment	74,412	—

Total	261,290	186,878
Less current portion	136,765	121,875

Long-term debt, less current portion	$124,525	$65,003

The past due note payable originated in 1991, the proceeds of which were used for general corporate purposes and were originally due in 1993. The due date was extended until 1997 by mutual agreement between the parties. The lender filed for bankruptcy and is currently in the process of liquidation. The note is past due

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pending resolution of these matters, and is included in the current portion. Due to the significant uncertainty surrounding the repayment of this note, no interest expense was recorded in the years ended May 31, 2002 and 2001.

The proceeds from a government loan which originated in the year ended May 31, 1999 were used to finance the last phase of the development of a specific product by HPEC. The loan does not bear any interest and HPEC must repay the loan by paying 1% of the revenue earned on the sale of the product. The period of the loan is ten years or whenever the loan is paid, whichever comes first.

Principal payments on long-term debt for the fiscal years ended May 31 are due as follows: 2003—$14,890; 2004—$16,341; 2005—$17,933; 2006—$19,680; 2007—$5,568 and subsequent to 2007—$65,003.

6.    COMMITMENTS

The Company leases facilities under operating leases expiring on various dates through 2011. Rent expense for the fiscal years ended May 31, 2002, 2001 and 2000 was $691,448, $259,261 and, $218,376, respectively. Aggregate minimum annual payments under noncancellable operating lease agreements for the five fiscal years subsequent to May 31, 2002 are: 2003—$629,865; 2004—$508,353; 2005—$499,455; 2006—$499,455 and 2007—$527,891.

The Company has employment agreements with six of its key officers, two of whom are directors. The agreements with its officers expire during October 2002 through September 2004. These agreements provide for base salaries with increases and bonuses at the discretion of the Board of Directors.

7.    INCOME TAXES

Deferred tax assets are comprised of the following:

	May 31,
	2002	2001
Plant and equipment	$254,778	$313,094
Inventory allowances	485,731	140,071
Accrued contract loss	67,404	421,947
Accrued liabilities and other	1,176,562	619,468
Deferred revenue	208,167	887,555
Stock compensation	2,415,874	2,426,758
Net operating loss carryforwards	29,171,337	18,708,578

Less valuation allowance	33,779,853	23,517,471
Net deferred tax asset	(33,779,853)	(23,517,471)

	$—	$—

A full valuation allowance is recorded against the deferred tax assets as realization of these benefits is not considered to be more likely than not.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of the provision (benefit) for income taxes are as follows:

	May 31,
	2002	2001
Current:
Federal	$—	$—
State	—	—

Deferred:
Federal	(6,323,779)	(4,835,746)
State	(894,969)	(705,584)
Foreign	(3,043,634)	(2,954,900)
Change in valuation allowance	10,262,382	8,496,230

Income tax provision (benefit)	$—	$—

The Company has generated net operating loss carryforwards of approximately $74 million and $48 million as of May 31, 2002 and May 31, 2001, respectively, which are due to expire between 2022 and 2021. Section 382 of the Internal Revenue Code of 1986, as amended, places a limitation on the utilization of federal net operating loss carryforwards when an ownership change occurs. Generally, an ownership change occurs when a greater than 50% change in ownership takes place over a three-year test period. The annual utilization of net operating loss carryforwards generated prior to such change in ownership is limited, in any one year, to a percentage of the fair market value of the Company at the time of the ownership change.

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. income tax rate to income before taxes as follows:

	Years Ended May 31,
	2002	2001
U.S. statutory rate	(34.0)%	(34.0)%
State and local taxes, net of federal benefit	(3.19)	(1.6)
Foreign taxes	(1.34)	(0.8)
Imputed interest	—	1.6
Other	1.98	(3.6)
Change in valuation allowance	36.55	38.4

Effective tax rate	0.00%	0.00%

8.    ECO RELATIONSHIP AND AGREEMENTS

ECO is a stockholder of the Company and has a representative on the Company’s Board of Directors.

In August 1999, the Company entered into a ten year operating agreement (the “Agreement”) with ECO to develop and provide stationary power fuel cells. ECO paid the Company an initial distribution rights fee of $2,500,000 and agreed to purchase, market and service the Company’s stationary power fuel cell systems in exchange for the exclusive marketing, distribution and servicing rights to those areas in the United States that are being serviced by ECO’s affiliated rural electric cooperative members. The payment of $2,500,000 for the initial

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

distribution rights was recorded in deferred revenue and recognized as revenue on a straight-line basis over a 135 month period beginning in March 2000. Under the prototype phase of the Agreement, the Company agreed to develop, deliver, and install a total of 39 alpha and beta prototype stationary fuel cell systems (the “prototypes”) at a fixed price of $2,680,500, which must meet certain performance requirements. Completed prototypes will be deployed in the field for testing purposes. Provided the Company is able to develop a commercial product, ECO has agreed to purchase products from the Company over several years for a total price of $81 million. Revenues from the sale of the commercial phase of the Agreement will be recognized as the commercial systems are shipped and accepted by the customer and will be classified as product revenues.

Revenues earned under the prototype phase of the Agreement are recognized as contract revenue using the units of delivery method and profits applicable to such revenues are recognized pro-rata as units are delivered based on the estimated total profits at the completion of the prototype phase of the Agreement. Losses on the contract are recognized when determined. The impact of revisions in profit and loss estimates are reflected in the periods in which the revisions are made. Revenues of $252,000 and cost of revenues of $337,000 previously reported in fiscal 2000 as product revenues and cost of revenues-products, respectively, have been reclassified to contract revenues and cost of revenues-contracts in the accompanying consolidated statement of operations. The difference between amounts previously recognized based on the timing of customer acceptance of the prototypes is not materially different from what would have been reported under percentage of completion contract accounting.

In March 2000, the Company and ECO entered into an Amended and Restated Fuel Cell Product Operating Agreement. This amendment (1) modified the payments ECO would be required to pay H Power upon assignment of distribution rights by ECO to ECO’s Cooperative Members; (2) specified that sales by ECO Fuel Cells on Indian reservations would not give rise to the right for H Power to receive any payments for distribution rights; and (3) set forth a minimum number of Fuel Cell Products at a minimum payment price to be purchased by ECO Fuel Cells or its licensed members, established an aggregate purchase price of $81.2 million and further set parameters for a delivery schedule as well as changes thereto.

In January 2001, the Company and ECO amended the prototype phase of the Agreement to reduce the number of prototypes to be delivered to 32 at a fixed price of $2,172,000. Results for the year ending May 31, 2001 reflect the recognition of an estimated loss on this phase of the Agreement of $1,280,000.

In December 2001, the Company entered into a memorandum of agreement (the “MOA”) with ECO that amended, in certain respects, the Agreement. Under the terms of the MOA, the Company re-purchased ECO’s exclusive rights to sell and distribute the Company’s stationary products in areas of the U.S. served by rural electric cooperatives. Less than five insignificant exclusive distribution agreements with ECO’s members remain in effect at May 31, 2002. The MOA also grants ECO the non-exclusive right to distribute the Company’s other fuel cell products. As consideration for the above, the Company paid ECO $2,100,000 (which was the remaining unrecognized revenue related to the initial distribution rights fees) and reduced deferred revenue on the balance sheet by this amount. At May 31, 2001, $2,222,223 of the initial distribution rights fees received was included in deferred revenue.

In April 2002, the Company and ECO amended the Agreement (the “Amended Agreement”). The Amended Agreement continues to provide for ECO, to purchase $81 million of the Company’s products exclusively from the Company. The Company and ECO amended the products and delivery schedule to include both stationary and portable products, increased the unit prices of the products, extended the period of time for the delivery of the substantial majority of the products to 2005 through 2008, and reduced the number of prototype units to be delivered to 21 at a fixed price of $1,380,500. At May 31, 2002, the Company has $167,763 accrued for the estimated loss on the prototype phase of this contract obligation.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2002, the Company and ECO entered into a sales and marketing services agreement, a test reporting, engineering services and field services agreement and a memorandum of agreement for the development of a sustainable fuel cell community. In exchange for ECO’s services to be provided under these agreements, the Company will compensate ECO in an amount totaling $5,400,000 through December 31, 2003. In fiscal year 2002, the Company recorded $904,000 in selling, general and administrative expenses for the value of the services rendered related to these agreements.

For the years ended May 31, 2002, 2001 and 2000, the Company recognized contract revenue of $200,000, $420,000 and $252,000, respectively, under its agreement with ECO and $118,278, $222,218 and $55,556, respectively, for the initial distribution rights fees received under the ECO operating agreement. The unit quantities relating to the contract revenues were 4, 5 and 3 for 2002, 2001 and 2000, respectively. For the fiscal year ended May 31, 2002, the Company recognized revenue for sales of portable products to ECO of $18,000. At May 31, 2002, accounts receivable includes $391,166 which is due from ECO.

During the year ended May 31, 2002, the Company paid $207,512 to an entity, in which ECO held a controlling interest, for the development of product documentation, training manuals and courses.

9.    RELATED PARTY TRANSACTIONS

The Company has a customer/vendor relationship with Fuel Cell Components and Integrators, Inc. (“FCCI”), a company controlled by a member of the Rothstein family. The Rothstein family is a principal stockholder of the Company. A member of the Rothstein family served as a director of the Company through April 5, 2000. During the year ended May 31, 2002 and 2001 the Company sold products and services to FCCI totaling $91,755 and $52,300, respectively, and purchased materials from FCCI totaling $281,365 and $165,173, respectively.

The Company had an arrangement with NBG Technologies, Inc. (“NBG”), formerly known as TechMatics Inc., whereby NBG provided the Company with R&D consulting services. The Rothstein family is a principal stockholder of NBG. Fees and expenses paid to NBG for consulting services for the fiscal year ended May 31, 2000 amounted to $45,065. No amounts were paid in the years ended May 31, 2002 and 2001. The Company believes the fees paid were equivalent to those that would be paid under an arms-length transaction. On March 29, 2000 the Company terminated all agreements with NBG in exchange for a cash payment of $100,000 and options to purchase 50,000 shares of the Company’s common stock at an exercise price equal to the initial public offering price of $80 per share.

On April 5, 2000, two of the Company’s directors resigned from the board of directors and terminated their agreements with the Company in exchange for which they each received a cash payment of $1 million and options to purchase 60,000 shares of the Company’s common stock at an exercise price equal to the Company’s initial public offering price of $80 per share.

The fair value of each stock option granted to the resigning Company directors and NBG were $26.60 and $31.45, respectively based upon the Black-Scholes option pricing model which includes weighted average assumptions for the dividend yield, risk-free interest rate, volatility and expected lives of 0%, 6.3%, 52% to 58% and 3 to 5 years, respectively. The total expense related to these option grants of $4,764,510 has been included in selling, general and administrative expense for the year ended May 31, 2000. During the year ended May 31, 2001, these resigning Company directors exercised additional options through a cashless exercise resulting in stock option compensation expense of $4,400,000 which has been recorded in selling, general and administrative expense.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    EMPLOYEE STOCK OPTION PLANS

In March 2000, the Company amended and restated their May 1996 stock option plan. Under the stock option plan adopted in March 2000, a maximum of 750,000 shares of the Company’s common stock have been made available for the granting of options and stock appreciation rights to officers and other key employees of the Company at prices not less than 100% of fair market value of a share of common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company’s outstanding capital stock, the exercise price of any stock option granted must equal 110% of the fair market value on the grant date. 10% of such options granted will generally become exercisable upon date of grant and the remaining 90% of such options will generally vest ratably over a five year period. The stock options will generally expire within ten years from the date of grant. At May 31, 2002, 2001 and 2000, the Company has granted 197,900, 119,533 and 71,950, respectively, options to purchase common stock under its 2000 plan.

Under the stock option plan adopted on June 6, 1989, a maximum of 500,000 shares of the Company’s common stock were made available for the granting of options and stock appreciation rights to officers and other key employees of the Company at prices not less than 80% of fair market value of a share of common stock on the date of grant. Such options generally become exercisable upon date of grant and expire within five years from the date of grant. No further options may be granted under this plan.

The Company has granted options to purchase shares of the Company’s common stock to certain officers and key employees outside of the 1989 and 2000 Stock Option Plans. Such options generally become exercisable on the date of grant and expire within five years from the date of grant. These options were generally granted at the fair market value of the stock on the date of grant.

The Company has adopted the disclosure only provisions of SFAS No. 123 and, accordingly, applies Accounting Principles Board Opinion (“APB”) No. 25 and related interpretations in accounting for its employee stock option plans. Had the Company elected to recognize compensation expense in accordance with the provisions of SFAS No. 123, for the stock option awards granted, its net loss and loss per basic and diluted share attributable to common stockholders for the fiscal years ended 2002, 2001, and 2000 would have been $(30,717,690), $(23,629,731) and $(19,922,223) or (2.85), $(2.35) and $(2.85) per share, respectively.

On May 31, 1999, 97,750 employee stock options expired. The Company extended the life of 96,250 of the options, until May 31, 2002 at the same option price of $4.00. The options were vested upon extension. Under APB No. 25, the extension created an additional compensation charge for the difference between the option price and the fair market value of the shares at May 31, 1999 in the amount of $836,125 of which $711,125, $107,000 and $18,000 has been recorded in selling, general and administrative, research and development and cost of revenues—contracts, respectively.

The fair value of the Company’s stock options used to compute the pro forma net loss and loss per share disclosures is the estimated present value on grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended May 31,
	2002	2001	2000
Dividend yield	0%	0%	0%
Risk-free interest rate	6.82%	6.25%	6.10%
Volatility (post IPO)	80.79%	72.48%	0%
Expected life (years)	4.6	4.3	4.0

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in stock options are as follows:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning balance	1,018,223	$37.80	1,098,325	$24.55	396,250	$10.45
Granted or reissued	197,900	27.05	119,533	81.40	718,075	31.90
Exercised	(12,416)	8.40	(156,234)	8.50	(15,000)	4.00
Canceled or expired	(248,110)	24.10	(43,401)	53.15	(1,000)	4.00

Ending balance	955,597	$39.50	1,018,223	$37.80	1,098,325	$24.55

Exercisable	700,155	$36.60	736,993	$31.50	748,439	$23.65
Weighted average fair value of options granted during the year		$22.85		$47.50		$10.95

Summarized information about stock options outstanding and exercisable at May 31, 2002 is as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number Of Shares	Weighted- Avg. Remaining Life In Years	Weighted Average Exercise Price	Number Of Shares	Weighted Average Exercise Price
12.50	17,900	9.9	12.50	—	—
15.00	451,000	2.5	15.00	408,333	15.00
15.50	100,000	9.5	15.50	60,000	15.50
18.00	15,000	9.4	18.00	—	—
61.80	50,000	9.2	61.80	—	—
80.00	313,482	4.8	80.00	230,179	80.00
93.45	8,215	8.5	93.45	1,643	93.45

$12.50 to $93.45	955,597	6.1	$39.50	700,155	$36.60

11.    STOCKHOLDERS’ EQUITY

The Company has authorized 10,000,000 shares of preferred stock with a par value of $.001 per share. There was no preferred stock issued and outstanding as of May 31, 2002 and 2001.

The Company’s common stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Company’s common stockholders have no preemptive rights or rights to convert their common stock into any other security.

On August 25, 1999, ECO purchased 1,000,000 shares of the Company’s common stock, $.001 par value, at a price of $15.00 per share for a total investment of $15,000,000. In addition to the stock purchase, the Company and ECO entered into a ten year operating agreement. See Note 8.

In order to enter into the operating agreement with ECO, the Company modified its pre-existing agreement with DQE Enterprises to allow ECO to have exclusive marketing, distribution and servicing rights under the

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Agreement in certain geographic areas that had previously been granted to DQE Enterprises. As part of the consideration for modifying the DQE Enterprises agreement, the Company agreed to amend article IV B3(a)(i) of the Amended and Restated Certificate of Incorporation to change the redemption price of the Company’s previously issued Series A convertible preferred stock from $16.50 per share to $18.00 per share, thus increasing the liquidation value of the Series A convertible preferred stock by $300,000. Also as part of the consideration, the Company issued common stock purchase warrants, which were set to expire on July 31, 2001, to purchase 100,000 shares of its common stock at $25.00 per share to DQE Enterprises. These warrants expired unexercised on July 31, 2001. The Company recorded a charge to cost of revenues—products totaling $150,000 which represents the fair value of the warrants on August 25, 1999, their date of issuance.

On November 30, 1999, pursuant to its May 25, 1999 agreement with the Company, Sofinov exercised its conversion right and converted its outstanding advances at that date of $2,100,000 into 168,000 shares of the Company’s common stock. Furthermore, Sofinov exercised its purchase right in full and purchased an additional 232,000 shares of the Company’s common stock for $2,900,000.

On November 30, 1999, Hydro-Quebec CapiTech Inc. purchased 400,000 shares of the Company’s common stock, $.001 par value, at a price of $15.00 per share for a total investment of $6,000,000.

In conjunction with ECO, Sofinov, and Hydro-Quebec CapiTech Inc.’s purchases of the Company’s common stock, the Company incurred stock issue costs approximating $913,000.

On July 7, 2000, the Board of Directors of the Company approved an increase in the number of authorized preferred and common shares to 10,000,000 and 30,000,000, respectively.

Upon the closing date of the Company’s IPO, convertible preferred stockholders converted their shares to common stock as follows: DQE Enterprises converted 200,000 shares of Series A convertible preferred shares to 200,000 common shares, Singapore Technologies Kinetics Lt. converted 400,000 shares of Series B convertible preferred shares to 400,000 common shares, Sofinov converted 600,000 shares of Series C convertible preferred shares to 600,000 common shares and outside investors of the Company’s subsidiary, HPEC, converted 333,333 shares of Series C convertible preferred shares (which they received upon closing of the IPO when they converted their HPEC common stock into Series C convertible preferred shares of the Company) to 333,333 common shares.

In June 2001, a consultant exercised 8,000 stock options through a cashless exercise. Stock option compensation expense of $412,000 relating to these options was previously recorded in selling, general and administrative expenses in the fiscal year ended May 31, 2000.

12.    EARNINGS PER SHARE

Basic earnings per share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company as calculated under the treasury stock method.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the calculation of both basic and diluted EPS:

	Year Ended May 31,
	2002	2001	2000
Net loss	$(27,915,195)	$(22,151,368)	$(17,012,406)
Accrued dividends on Series A Convertible Preferred Stock	—	(40,274)	(210,000)

Net loss attributable to common stockholders	(27,915,195)	(22,191,642)	(17,222,406)
Weighted average number of common shares	10,770,696	10,083,068	6,975,812

Basic and diluted earnings per share	$(2.59)	$(2.20)	$(2.47)

If potential common shares were assumed converted, the effect would have been anti-dilutive to EPS for all periods. These anti-dilutive securities are summarized below.

	Year Ended May 31,
	2002	2001	2000
Number of potential common shares	955,957	1,018,223	2,282,066

13.    INFORMATION ABOUT GEOGRAPHIC AREAS

The Company operates primarily in one industry segment, that being the design, development, marketing and manufacturing of proton-exchange membrane fuel cells and fuel cell systems. The geographic distributions of the Company’s revenues and identifiable assets are summarized in the following table:

	Year Ended May 31,
	2002	2001	2000
Revenues from external customers
United States	$1,052,679	$2,581,799	$3,640,464
Canada	28,525	185,770	10,702
Europe	547,673	474,860	19,240
Asia	923,714	397,361	9,881
Other	23,121	3,500	—

	$2,575,712	$3,643,290	$3,680,287
Assets
United States	$95,939,605	$116,925,843	$17,360,541
Canada	3,440,505	5,088,002	2,273,026

Total identifiable assets	99,308,110	122,013,845	19,633,567
Corporate eliminations	(25,628,491)	(16,663,674)	(983,974)

Total assets	$73,751,619	$105,350,171	$18,649,593

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.    QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended May 31, 2002
Revenues	$371,146	$794,527	$346,396	$1,063,643
Loss from operations	(8,308,853)	(7,237,882)	(7,019,197)	(7,779,836)
Net loss	(7,356,637)	(6,556,333)	(6,539,630)	(7,462,595)
Net loss per share—basic and diluted	$(0.68)	$(0.61)	$(0.61)	$(0.69)

Year ended May 31, 2001
Revenues	$1,214,178	$775,947	$831,148	$822,017
Loss from operations	(4,483,049)	(4,892,268)	(5,116,134)	(12,670,644)
Net loss	(4,004,443)	(3,531,980)	(3,221,052)	(11,393,893)
Net loss per share—basic and diluted(1)	$(0.48)	$(0.33)	$(0.30)	$(1.07)

Year ended May 31, 2000
Revenues	$824,908	$1,083,762	$673,647	$1,097,970
Loss from operations	(1,459,430)	(2,323,834)	(2,733,474)	(11,164,677)
Net loss	(1,460,206)	(2,215,737)	(2,464,973)	(10,871,490)
Net loss per share—basic and diluted(1)	$(0.25)	$(0.33)	$(0.32)	$(1.43)

(1)	The sum of the four quarters’ net loss per share does not equal the amount reported for the full year since each quarter is calculated separately.

H POWER CORP. AND SUBSIDIARY

Item 21.    Financial Statement Schedule

(i)  Financial Statement Schedule—Valuation and Qualifying Accounts and Reserves:

	Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End Period
Allowance for doubtful accounts
Year ended May 31, 1999	$—	$—	—	$—	$—
Year ended May 31, 2000	—	(60,000)	—	—	(60,000)
Year ended May 31, 2001	(60,000)	(5,610)	—	5,610	(60,000)
Year ended May 31, 2002	(60,000)	(62,105)	—	62,105	(60,000)
Inventory valuation allowance
Year ended May 31, 1999	—	—	—	—	—
Year ended May 31, 2000	—	—	—	—	—
Year ended May 31, 2001	—	(940,857)	—	—	(940,857)
Year ended May 31, 2002	(940,857)	(1,460,158)	—	1,306,078	(1,094,937)
Deferred tax asset valuation allowance
Year ended May 31, 1999	(7,105,089)	(1,874,296)	—	—	(8,979,385)
Year ended May 31, 2000	(8,979,385)	(6,041,856)	—	—	(15,021,241)
Year ended May 31, 2001	(15,021,241)	(8,496,230)	—	—	(23,517,471)
Year ended May 31, 2002	(23,517,471)	(10,262,382)	—	—	(33,779,853)

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(Unaudited)

	November 30, 2002	May 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$36,745,518	$41,678,324
Short-term investments	8,060,421	18,079,617
Accounts receivable, net of allowance for doubtful accounts	960,206	1,316,828
Unbilled receivables	12,287	58,333
Inventories, net	1,852,326	2,098,421
Tax credit receivable	76,433	174,418
Prepaid expenses and other current assets	951,932	762,828

Total current assets	48,659,123	64,168,769
Plant and equipment, net	8,184,072	8,800,313
Patents, net of accumulated amortization	416,655	368,370
Restricted cash	50,000	50,000
Other assets	248,101	364,167

Total assets	$57,557,951	$73,751,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$133,418	$136,765
Accounts payable	1,953,196	1,492,720
Accrued expenses	1,698,052	1,659,251
Deferred revenue	406,024	601,163

Total current liabilities	4,190,690	3,889,899
Long-term debt	118,916	124,525

Total liabilities	4,309,606	4,014,424

Commitments and contingencies
Stockholders’ equity
Common stock—$.001 par value; 30,000,0000 shares authorized at November 30, 2002 and May 31, 2002; 10,776,566 shares issued and outstanding at November 30, 2002 and May 31, 2002	10,777	10,777
Additional paid-in capital	164,813,111	164,813,111
Accumulated deficit	(111,179,074)	(94,813,464)
Accumulated other comprehensive loss	(396,469)	(273,229)

Total stockholders’ equity	53,248,345	69,737,195

Total liabilities and stockholders’ equity	$57,557,951	$73,751,619

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30, 2002	November 30, 2001	November 30, 2002	November 30, 2001
Revenues
Products	$625,215	$717,749	1,093,076	945,989
Contracts	26,631	76,778	$501,708	$219,684

Total revenues	651,846	794,527	1,594,784	1,165,673
Operating expenses
Costs of revenues—products	1,382,063	899,374	2,622,360	1,132,299
Costs of revenues—contracts	578,740	19,000	995,518	164,348
Research and development	4,677,832	4,694,183	8,451,780	10,631,069
Selling, general and administrative	2,442,208	2,049,486	5,232,077	4,107,462
Other costs	1,163,849	370,366	1,163,849	677,230

Total Operating Expenses	10,244,692	8,032,409	18,465,584	16,712,408

Loss from Operations	(9,592,846)	(7,237,882)	(16,870,800)	(15,546,735)
Interest income and other, net	218,741	681,549	505,188	1,633,765

Net Loss	$(9,374,105)	$(6,556,333)	$(16,365,612)	$(13,912,970)

Loss per share attributable to common stockholders, basic and diluted	$(0.87)	$(0.61)	$(1.52)	$(1.29)

Weighted average shares outstanding, basic and diluted	10,776,566	10,770,566	10,776,566	10,770,180

Comprehensive loss	$(9,339,263)	$(6,515,011)	$(16,488,852)	$(13,798,074)

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	November 30, 2002	November 30, 2001
Cash flows from operating activities
Net loss	$(16,365,612)	$(13,912,970)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	963,877	464,776
Obsolescence and lower of cost or market inventory allowances	188,299	371,562
Asset impairment	197,743	—
Loss on disposal of equipment	—	6,347
Changes in assets and liabilities:
Accounts receivable	356,622	(17,164)
Unbilled receivables	46,046	211,475
Inventories	57,796	567,755
Prepaid expenses and other assets	(167,990)	327,391
Tax credit receivable	97,985	7,109
Accounts payable	460,476	(1,090,660)
Accrued expenses	196,564	386,474
Deferred revenue	(195,139)	(196,000)
Costs charged to allowance for losses on uncompleted contracts	(157,763)	—

Total adjustments	2,044,516	1,039,065

Net cash used by operating activities	(14,321,096)	(12,873,905)

Cash flows from investing activities
Net proceeds on disposition of short-term investments	9,999,304	17,922,736
Capital expenditures	(498,710)	(5,334,795)

Net cash provided by investing activities	9,500,594	12,587,941

Cash flow from financing activities
Proceeds from long-term debt	—	80,968
Repayment of long-term debt	(8,956)	(1,422)

Net cash (used) provided by financing activities	(8,956)	79,546

Net decrease in cash and cash equivalents	(4,829,458)	(206,418)
Effect of exchange rate changes on cash and cash equivalents	(103,348)	(54,196)

Cash and cash equivalents at beginning of period	41,678,324	49,440,059

Cash and cash equivalents at end of period	$36,745,518	$49,179,445

The accompanying notes are an integral part of these consolidated financial statements.

H POWER CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    NATURE OF BUSINESS

H Power Corp. (the “Company”) was organized on June 6, 1989 under the laws of the State of Delaware. The Company designs, develops, markets and manufactures proton-exchange membrane fuel cells and fuel cell systems designed to provide electricity for a wide range of stationary, portable and mobile applications.

2.    BASIS OF PRESENTATION

The consolidated balance sheet as of November 30, 2002, the consolidated statement of operations for the three month and six month periods ended November 30, 2002 and 2001 and the consolidated statement of cash flows for the six month periods ended November 30, 2002 and 2001 have been prepared by the Company without audit. In the opinion of management, all adjustments, which consist solely of normal recurring adjustments, necessary to present fairly in accordance with generally accepted accounting principles, the financial position, results of operations and cash flows for all periods presented, have been made. Certain reclassifications have been made with respect to the prior year amounts to provide presentation consistent with the current year. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed for the fiscal year ended May 31, 2002.

Principles of Consolidation:    The accompanying consolidated financial statements include the accounts of the Company and its Canadian subsidiary, H Power Enterprises of Canada, Inc. (“HPEC”). All significant intercompany accounts and transactions are eliminated.

Reverse Stock Split:    In October 2002, the Company completed a stockholder approved 1:5 reverse common stock split. This reverse stock split decreased the number of common shares outstanding by approximately 43 million shares. Stockholders’ equity has been restated to give retroactive recognition to the reverse split for all periods presented by reclassifying the excess par value resulting from the reduced number of shares from common stock to additional paid-in capital. All references in the consolidated financial statements referring to share prices, conversion rates, per share amounts, stock option plans and common stock issued and/or outstanding have been adjusted retroactively for the 1-for-5 reverse stock split.

Short-Term Investments:    Short-term investments are considered to be available for sale and consist primarily of investments in corporate and government agency debt securities with maturities generally from three to twelve months. Debt securities are typically held until maturity and realized gains and losses on sales of short-term investments for the periods presented are not material. The cost of any investments sold is determined by the specific identification method. The investments are carried at fair market value with the difference between amortized cost and fair market value of these investments reflected in accumulated other comprehensive loss as a separate component of stockholders’ equity.

H POWER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amortized cost and estimated market values of short-term investments at November 30, 2002 and May 31, 2002 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
November 30, 2002
Debt securities	$7,960,357	$42,251	—	$8,002,608
Equity securities	51,437	6,376	—	57,813

Total	$8,011,794	$48,627	—	$8,060,421

May 31, 2002
Debt securities	$17,942,429	$11,372	$2,480	$18,008,040
Equity securities	68,669	2,908	—	71,577

Total	$18,011,098	$14,280	$2,480	$18,079,617

Other Costs:    During the three and six month periods ended November 30, 2002, other costs include $966,106 for legal, accounting and investment banking fees incurred in conjunction with the Company’s proposed merger with Plug Power and $197,743 for restructuring charges related to the closing of the Company’s facilities in New Jersey. During the three and six month periods ended November 30, 2001, other costs include $370,366 and $677,230, respectively, for pre-production expenses which include personnel costs, recruiting costs, training costs and facility costs as the Company prepared for production in its North Carolina manufacturing facility.

Loss Per Share:    The amounts presented for basic and diluted loss per common share in the consolidated statement of operations have been computed by dividing the applicable loss by the weighted average number of common shares outstanding. No options outstanding were included in the calculation of diluted loss per share because their impact would have been anti-dilutive.

H Power Japan:    During August 2001, the Company and Mitsui & Co., Ltd. formed H Power Japan which is a Japanese corporation headquartered in Tokyo. The Company contributed $84,282 for a 50% ownership interest in the newly created corporation. The Company’s investment in H Power Japan is accounted for using the equity method of accounting. The balance of the investment of $65,000 and $71,000 at November 30, 2002 and May 31, 2002, respectively, is included in prepaid expenses and other current assets on the consolidated balance sheet and the equity in the loss on the investment is included in selling, general and administrative expenses as the amounts are de minimus in nature and as the initial activities primarily involve marketing expenditures in the upcoming year.

Recent Accounting Pronouncements:    In July 2001, the FASB issued SFAS 141, “Business Combinations” (SFAS 141) and SFAS 142, “Goodwill and other Intangible Assets” (SFAS 142). SFAS 141 applies to all business combinations initiated after June 30, 2001, and requires these business combinations be accounted for using the purchase method of accounting. SFAS 142 applies to all goodwill and intangibles acquired in a business combination. Under SFAS 142, all goodwill, including goodwill acquired before initial application of the standard, will not be amortized but will be tested for impairment within six months of adoption of the statement, and at least annually thereafter. Intangible assets other than goodwill will be amortized over their useful lives and reviewed for impairment in accordance with SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” SFAS 142 is effective for fiscal years beginning after December 15, 2001, and must be adopted as of the beginning of a fiscal year. The adoption of these standards in fiscal 2002 has not had a material impact on the Company’s financial condition or results of operations.

H POWER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS No. 144 is effective for all quarters of fiscal years beginning after December 15, 2001. The Company adopted this Statement effective June 1, 2002. The adoption of this Statement has not had a material effect on the Company’s financial condition or results of operations.

In July 2002, the FASB issued SFAS No.146, “Accounting for Costs Associated with Exit or Disposal Activities.” The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

3.    H POWER-PLUG POWER MERGER

On November 11, 2002, H Power and Plug Power entered into a merger agreement (the “Merger Agreement”) providing for a business combination between H Power and Plug Power. If the merger becomes effective, a wholly-owned subsidiary of Plug Power will be merged with and into H Power, and H Power will become a wholly-owned subsidiary of Plug Power. Each issued and outstanding share of common stock of H Power will be converted into the right to receive approximately .84 shares of common stock of Plug Power, subject to, among other things, (1) the number of shares of H Power common stock outstanding immediately prior to the effective time of the merger, (2) the average Plug Power common stock price as defined in the Merger Agreement and (3) the transaction value price, which is determined based on, among other factors, H Power’s cash, cash equivalents, and short-term investments, as adjusted by items defined in the Merger Agreement (“Net Cash”) at the effective time of the merger. Remaining fractional shares will be paid in cash. The merger requires the approval of both H Power and Plug Power shareholders and is subject to certain closing conditions. The Merger Agreement provides for payment of a $2 million termination fee by H Power under certain circumstances.

4.    RESTRUCTURING PLAN

Pursuant to the Merger Agreement, the merger consideration to be received by H Power’s stockholders will depend in part upon the Net Cash remaining in H Power at the effective date of the merger, as set forth in the Merger Agreement. The Company is therefore restructuring its operations in order to maximize Net Cash while at the same time preserving basic operational structure in case the merger is not consummated.

As part of the restructuring process, the Company intends to, among other things, reduce its workforce by at least 100 employees during the quarter ended February 28, 2003 which will result in severance and other

H POWER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

compensation charges in that quarter of approximately $428,000. In the quarter ended November 30, 2002, the Company approved and has commenced the process of restructuring its business operations. This will result in the closing of its New Jersey facilities by July 2003, which coincides with the expiration of these facility leases and consolidating the operations in North Carolina. A charge of $197,973 has been recorded in the second quarter to reduce the net book value of excess office, computer and manufacturing equipment in New Jersey to its net realizable value as these assets will be disposed of. These actions are anticipated to take place even if the merger is not completed.

In addition to anticipated workforce reductions and consolidation of business operations, inventory related to the RCU4500 product line was written down to its net realizable value resulting in a charge of $188,000 in the second quarter. The production of products has been significantly decreased although the Company is continuing delivery of products that are being produced for customer purchase orders. Some customer purchase orders have been cancelled since the announcement of the execution of the Merger Agreement. Research and development activities have also been substantially reduced.

The Company continues to consider whether additional restructuring is necessary and additional charges to operations related to any further restructuring activities may be incurred in future periods.

5.    INVENTORIES, NET

Inventories, net consist of the following:

	November 30, 2002	May 31, 2002
Raw materials	$1,775,214	$1,370,895
Work in process	216,568	305,565
Finished goods	527,069	1,516,898
Obsolescence and lower of cost or market allowances	(666,525)	(1,094,937)

Total inventories, net	$1,852,326	$2,098,421

During the six months ended November 30, 2002, the Company reduced by $343,000 lower of cost or market allowances related to products that were shipped to and accepted by customers.

During the same period, the Company directly expensed contract costs of $318,000 that may not be recoverable, which had been capitalized in work in process. In addition, the Company directly expensed $188,000 of inventory related to the discontinued RCU4500 product line by writing down the carrying amount to its net realizable value.

6.    COMPREHENSIVE INCOME

Reconciliation of net loss to comprehensive loss is as follows:

	Three Months Ended		Six Months Ended
	November 30, 2002	November 30, 2001	November 30, 2002	November 30, 2001
Net loss	$(9,374,105)	$(6,556,333)	$(16,365,612)	$(13,912,970)
Foreign currency translation adjustment	34,375	(57,668)	(103,348)	(54,196)
Unrealized gain (loss) on short-term investments	467	98,990	(19,892)	169,092

Comprehensive loss	$(9,339,263)	$(6,515,011)	$(16,488,852)	$(13,798,074)

H POWER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” No benefits for federal or state income taxes have been reported in these consolidated statements of operations as they have been offset by a full valuation allowance because it is more likely than not that the tax benefits of the net operating loss carryforward may not be realized.

Section 382 of the Internal Revenue Code limits the ability of a corporation that undergoes an “ownership change” to use its net operating losses to reduce its tax liability. The Company’s initial public offering of common stock (the “IPO”) did not trigger such an ownership change, but later transactions may do so. In that event, the Company would not be able to use net operating losses incurred before an ownership change in excess of the limitation imposed by Section 382. This limitation generally would be calculated by multiplying the value of the Company’s common stock immediately before the ownership change by the long-term tax-exempt rate as provided in Section 382(f) of the Internal Revenue Code.

8.    CAPITAL STRUCTURE

The Company’s common stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

There are 10,000,000 shares of preferred stock authorized and none issued and outstanding as of November 30, 2002 and May 31, 2002.

9.    ECO RELATIONSHIP AND AGREEMENTS

ECO Fuel Cells, LLC, a subsidiary of Energy Co-Opportunity, Inc. (collectively “ECO”) is a stockholder of the Company and has a representative on the Company’s Board of Directors.

In December 2001, the Company entered into a memorandum of agreement (the “MOA”) with ECO that amends, in certain respects, the Amended and Restated Fuel Cell Product Operating Agreement of March 9, 2000 (the “Agreement”). Under the terms of the MOA, the Company re-purchased ECO’s exclusive rights to sell and distribute the Company’s stationary products in areas of the U.S. served by rural electric cooperatives. The MOA also grants ECO the non-exclusive right to distribute the Company’s other fuel cell products. As consideration for the above, the Company paid ECO $2,100,000 (which was the remaining unrecognized revenue related to the initial distribution rights fees) and reduced deferred revenue on the balance sheet by this amount.

In April 2002, the Company and ECO amended the Agreement (the “Amended Agreement”). The Amended Agreement continued to provide for ECO to purchase $81 million of the Company’s products exclusively from the Company. The Company and ECO amended the products and delivery schedule to include both stationary and portable products, increased the unit prices of the products, extended the period of time for the delivery of the substantial majority of the products to 2005 through 2008, and reduced the number of prototype units to be delivered to 21 at a fixed price of $1,380,500. At November 30, 2002 and May 31, 2002, the Company had $10,000 and $167,763, respectively, accrued for the estimated loss on the prototype phase of this contract obligation as all units have been delivered and are approaching the end of their warranty period.

Also in April 2002, the Company and ECO entered into a sales and marketing services agreement, a test reporting, engineering services and field services agreement and a memorandum of agreement for the development of a sustainable fuel cell community. In exchange for ECO’s services to be provided under these agreements, the Company will compensate ECO to a maximum amount of $4,400,000 through December 31, 2003. The Company validated the fair value of these services by obtaining independent third party quotations.

H POWER CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the quarter ended and six months ended November 30, 2002 and the fiscal year ended May 31, 2002, the Company recorded $424,000, $1,219,000 and $904,000, respectively, in selling, general and administrative expenses for the value of the services rendered related to these agreements.

For the quarter ended and the six months ended November 30, 2002 and the fiscal year ended May 31, 2002, the Company recognized contract revenue for the sale of prototype units of $0, $300,000 and $200,000, respectively, and product revenue for the sale of portable power products of $35,000, $101,000 and $18,000, respectively, under its agreement with ECO. For the fiscal year ended May 31, 2002, the Company recognized $118,278 for the initial distribution rights fees received under the ECO operating agreement. At November 30, 2002 and May 31, 2002, accounts receivable includes $184,100 and $391,166, respectively, which is due from ECO.

During the fiscal year ended May 31, 2002, the Company paid $207,512, to an entity in which ECO held a controlling interest, for the development of product documentation, training manuals and courses. No payments were made to the entity during the six months ended November 30, 2002.

In connection with the Company’s planned merger with Plug Power as discussed in Note 3, the Company entered into a termination agreement with ECO. Pursuant to this termination agreement, all prior agreements with ECO will terminate if and when the closing of the merger occurs, and the Company will pay ECO a termination fee of $2,115,000 in addition to payments due to ECO by the Company pursuant to prior agreements which are anticipated to be $1,600,000 by the effective time of the merger. During the third fiscal quarter of 2003, in light of the pending merger, ECO is continuing to evaluate its activities being performed under certain agreements entered into in April 2002.

10.    RELATED PARTY TRANSACTIONS

The Company has a customer/vendor relationship with Fuel Cell Components and Integrators, Inc. (“FCCI”), a company controlled by a member of the Rothstein family. The Rothstein family is a principal stockholder of the Company. A member of the Rothstein family served as a director of the Company through April 5, 2000. During the quarter and six months ended November 30, 2002 and the fiscal year ended May 31, 2002, the Company sold products and services to FCCI totaling $8,140, $23,140 and $91,755, respectively, and purchased materials from FCCI totaling $13,849, $96,513 and $281,365, respectively. At November 30, 2002, accounts receivable includes $23,140 due from FCCI and accounts payable includes $4,192 which is due to FCCI.

11.    COMMITMENTS AND CONTINGENCIES

H Power has received a complaint and summons, dated December 10, 2002, from havePOWER, LLC, in the U.S. District Court of Maryland. The complaint and summons names both H Power and Plug Power as defendants.

havePOWER is alleging breach of a Memorandum of Understanding with H Power dated May 7, 2001, which stated that H Power and havePOWER agreed to work in good faith and use best efforts to enter into a distribution agreement by June 2001. The parties never entered into a distribution agreement. The complaint seeks damages against H Power of not less than $10,000,000, as well as certain injunctive relief.

The Company believes the allegations in the complaint are without merit and intends to vigorously defend the claims. The Company does not believe that the outcome of these actions will have a material adverse effect upon its financial position, results of operations or liquidity, however, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of the actions. If havePOWER were to prevail, such an outcome could have a material adverse effect on the Company’s financial condition, results of operation and liquidity.